UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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VENTAS, INC.

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ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 10, 2016

SUPPLEMENTAL INFORMATION REGARDING PROPOSAL 3:
ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

Dear Fellow Ventas Stockholder:

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our 2016 Proxy Statement, which was filed on March 29, 2016.  In particular, we, the members of Ventas’s fully independent Compensation Committee, are requesting your support on Proposal 3 – the annual advisory vote on the compensation paid to our Named Executive Officers (the “Say-on-Pay Proposal”).

As described in our 2016 Proxy Statement and below, we believe our executive compensation program directly links pay with performance, promotes execution of Ventas’s strategy and is in the best interests of Ventas’s stockholders.

Executive Summary
✓

Ventas has demonstrated extraordinary total stockholder return (“TSR”) since 2000, delivering +3,981% returns, reflecting a compounded annualized TSR of 26% that far outpaces peers, the MSCI U.S. REIT Index and the S&P 500 Index. As noted by Green Street Advisors, “Ventas has a top-notch management team with a long history of creating stockholder value through solid capital allocation.” (January 4, 2016)

✓	Ventas delivered exceptional strategic, financial and operating performance in 2015, and we are at the 100th percentile of our peer group for 2016 year to date (through April 15, 2016).
✓	The Compensation Committee selected challenging and thoughtful metrics for 2015 and evaluated Ventas’s fundamental performance in 2015 as outstanding.
✓

Ventas has a well-established and consistent pay-for-performance philosophy, with 89% performance-based CEO pay, zero payouts under TSR metrics in 2015, a 14% decline in CEO total direct compensation paid for 2015 and a freeze on CEO salary and incentive opportunities for 2016 following the Compensation Committee’s exercise of negative discretion in determining 2015 CEO incentive compensation.

✓	Ventas has engaged in proactive, extensive stockholder outreach and our Compensation Committee seriously considers all investor input.
✓

Ventas completed a complex, strategic and value creating spin-off of Care Capital Properties (the “Spin-off”) in 2015, which is having a significant positive effect on Ventas’s TSR in 2016—our year to date (through April 15, 2016) TSR performance ranks first among our peer group and our TSR performance for the period from August 18, 2015 (the day after the completion of the Spin-off) to April 15, 2016 is at the 86th percentile of our peer group—demonstrating the benefits to stockholders of the decisions made and actions taken in 2015.
✓

Ventas’s TSR was first among its direct healthcare REIT peers in 2015, with Ventas also outperforming the Bloomberg Healthcare REIT Index, although TSR against the broader market and our peer group fell short.

✓	Our financial and stock performance has been outstanding through our CEO’s tenure.

Ventas Delivered Exceptional Strategic, Financial and Operating Performance in 2015.

Our 2015 strategic, financial and operating performance advanced specific goals our Compensation Committee had previously set for Ventas’s CEO, Debra A. Cafaro. Highlights included the following, each of which were specifically considered in determining short-term incentive and long-term incentive payouts:

✓	execution of the transformative, tax-efficient Spin-off in record time, creating significant long-term value for our stockholders;
✓	entry into the hospital market, a long-term strategic objective of Ventas, with Ardent Medical Services, a top 10 hospital company;
✓	closing of over $5 billion of accretive acquisitions;
✓	commitment of $350 million to capital projects;
✓	delivery of sector-leading same-store cash flow growth;
✓	improved relative equity multiple (among the large-cap diversified healthcare REITs) and issuance of $2.8 billion in equity capital;
✓	generation and receipt of over $700 million in sales proceeds and loan repayments;
✓	realignment of the executive management team following the Spin-off, with improved organizational efficiency and effectiveness;
✓	holding our first ever Investor Day, which was well-received by investors and analysts;
✓

recognition of our sustainability achievements, including being named Sustainability Benchmark’s (GRESB) 2015 Global and North American Healthcare Sector Leader and receiving Green Star recognition again for improving portfolio energy efficiency;

✓	execution of specified transactions to reduce portfolio risk and continued enhancement of enterprise risk management;
✓	issuance of long-term (13-year average) debt at attractive (under 4%) all-in pricing; and
✓	reaffirmation of our BBB+ credit ratings.

The Compensation Committee Selected Challenging and Thoughtful Metrics for 2015 and Evaluated Ventas’s Fundamental Performance in 2015 as Outstanding.

As described in our 2016 Proxy Statement on page 33, FFO per share is Ventas’s core measure of earnings growth and is a key metric in Ventas’s annual incentive plan.  In 2015, the Compensation

Committee increased the FFO per share target goal by 12% over the prior year to require even greater rigor. Per the terms of the plan, the goal was arithmetically adjusted post-Spin-off to exclude the impact of the Spin-off on FFO per share.  On a comparable basis (pro forma for the Spin-off), the FFO per share grew 9% in 2015, which resulted in maximum achievement of this goal.  Reconciliation of non-GAAP financial measures is available on our website at http://www.ventasreit.com/investor-relations/non-gaap-financial-measures.

Fixed charge coverage is an indicator of balance sheet strength and credit risk. The Compensation Committee selected and used this key metric to manage risk and ensure that pursuit of the FFO goal is achieved through responsible actions that promote long-term, sustainable growth rather than through excessive risk-taking.  A strong ratio of EBITDA-generation compared to fixed payment obligations is especially important for REITs, which are required to distribute to stockholders a substantial portion of their annual taxable net income. As of December 31, 2015, our fixed charge coverage ratio was 4.5x, reflecting maximum achievement of this goal.  We did not increase the fixed charge coverage compensation metric in 2015, as it was already above other companies’ ratios and reflected appropriate risk.

For LTI goals, performance was quantitatively measured against 1-year relative TSR (15%), 3-year relative TSR (20%), net-debt-to-EBITDA (15%), and a qualitative evaluation of individual performance against specified goals (50%).  For 2015, specific goals against which qualitative performance was assessed included: (1) same store cash flow growth, (2) value creation from investments, (3) effective balance sheet management, (4) efficient capital markets execution, (5) value creation from re-financings and asset dispositions, (6) enterprise risk management, (7) organizational efficiency and effectiveness, (8) demonstration and promotion of corporate values, reputation and industry leadership and (9) enhancement of investor communication.

Ventas Has a Well-Established and Consistent Pay-for-Performance Philosophy.

In 2015, approximately 89% of total direct compensation for our CEO and 82% of total direct compensation for our other Named Executive Officers was performance-based incentive compensation.  Our track record of aligning pay and performance is well-established and is governed through comprehensive oversight by the independent directors serving on the Compensation Committee with assistance from a nationally-recognized, independent compensation consultant, Pearl Meyer.

By design, in 2015, our compensation program yielded a zero payout for TSR metrics (35% of long-term incentive award opportunity) due to TSR performance within the peer group.  Even though our TSR was first among our direct healthcare REIT peers in 2015, our total stockholder return among our 16-company peer group was in the bottom quartile for the one- and three-year periods ended December 31, 2015.  Because our compensation program was designed to pay for performance and promote alignment with stockholder interest, this TSR performance resulted in zero payout for the TSR metrics, which represent 35% of our long-term incentive plan.

CEO’s total direct compensation paid for 2015 declined 14% from the prior year, reflecting a strong commitment to pay-for-performance.  As demonstrated in the supplemental compensation table on page 25 of our 2016 Proxy Statement, our CEO’s total direct compensation decreased by 14% in 2015. The chart below further underscores our program’s pay-for-performance alignment over the last five years. The Compensation Committee exercised negative discretion to reduce our CEO’s incentive compensation because stock price performance did not match operational performance and further froze our CEO’s base salary and short-term and long-term incentive award opportunities in 2016.

SEC Compensation Table methodology does not fully account for our backward-looking long-term equity incentive compensation plan.  Ventas’s long-term equity incentive grants are entirely performance-based, with grants made following the performance period.  For example, grants made in 2016 are based on the Compensation Committee’s “backward-looking” evaluation of 2015 performance.  This results in a disconnect because SEC rules require Ventas to report equity awards in the year granted in the Summary Compensation Table in our 2016 Proxy Statement, so that 2015 grants based on 2014 performance are reported as 2015 pay in that table.

For clarity, we provide a Supplemental Summary Compensation Table that corrects this anomaly by showing what the Summary Compensation Table would look like if our equity award values were aligned with the year in which such awards were earned (see page 25 of our 2016 Proxy Statement).  The Supplemental Summary Compensation Table shows a 14% decline in our CEO’s pay in 2015, which resulted from zero payout for the TSR goals and our Compensation Committee exercising negative discretion to reduce our CEO’s short-term and long-term incentive compensation in 2015.

Our Executive Compensation Program Has Been Strongly Supported by Our Stockholders.

Our executive compensation program for 2015 was built on the same compensation philosophy as our 2014 program, which was approved, on an advisory basis, by 94.9% of stockholders voting on the proposal at the 2015 Annual Meeting.  Stockholder support for say-on-pay in 2014 and 2013 was 90.3% and 92.1%, respectively.

We Engage in Extensive Stockholder Outreach Involving Our Compensation Committee Chair.

In the fourth quarter of 2015, the Chair of our Compensation Committee and representatives of Ventas contacted holders of more than 60% of our outstanding shares to discuss and obtain feedback on our compensation program, as further discussed in our 2016 Proxy Statement beginning on page 27.  We also reached out to investors holding more than 54% of our outstanding shares in connection with our 2015 Annual Meeting. Stockholders expressed support for our longstanding commitment to pay-for-performance, highlighted our consistent, outstanding operational and strategic performance, and strongly supported the Spin-off as a critical 2015 strategic achievement. The Compensation Committee takes into account investor input in the design and implementation of Company compensation arrangements and will continue to consider opportunities for enhancing our compensation program.  In response to investor feedback, we also provided additional transparency and expanded disclosures in our 2016 Proxy Statement.

Ventas’s TSR Was First Among Its Direct Peers in 2015.

We finished first among our direct peers with respect to one-year TSR in 2015.  Ventas is one of three large, diversified healthcare REITs.  In order for investors to have a complete picture regarding our relative TSR performance, we believe a direct comparison versus our closest peers is warranted, as provided on pages 1 and 24 of our 2016 Proxy Statement.

Our Performance Has Been Strong over the Course of our CEO’s Tenure.

Our CEO has provided sustained leadership and performed well for stockholders, on an absolute basis and relative to our peers, over the course of her 17-year tenure as CEO which began in 1999.  She has also been named to Institutional Investor’s 2015, 2014, 2012 and 2011 “All American Executive Team.”  In particular, for the period from January 1, 2000 through December 31, 2015 (the 16 completed fiscal years of our Chief Executive Officer’s tenure), we delivered compound annual TSR of over 26%, outperforming the S&P 500 index and the RMS index and ranking us first among our compensation peer group.  In addition, our year to date (through April 15, 2016) TSR performance ranks first among our peer group; and our TSR performance for the period from August 18, 2015 (the day after the completion of the Spin-off) to April 15, 2016 is at the 86th percentile of our peer group, thus demonstrating the benefits to stockholders of the decisions made and actions taken in 2015.

*        *        *        *        *        *

As noted in our Annual Report, we take seriously our commitment to pay-for-performance. 2016 management priorities include:  (1) focusing on operational excellence and continued portfolio optimization in Ventas’s SHOP and MOB platforms; (2) recycling capital through value-creating dispositions; (3) making attractive, accretive new investments including through selective development and redevelopment; (4) providing innovative capital solutions to leading seniors housing and healthcare providers in a dynamic market; and (5) harnessing the potential and power of Ventas’s outstanding and cohesive team.

We strongly believe our executive compensation program is in the best interests of Ventas’s stockholders and that the support of our stockholders for our say-on-pay proposals in prior years supports this belief.

We encourage you to vote “FOR” Proposal 3 – the Say-on-Pay Proposal.

Sincerely,

The Compensation Committee of the Board of Directors of Ventas, Inc.

Jay M. Gellert (Chair), Douglas Crocker II, Richard I. Gilchrist

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION.